UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                         Commission File Number 0-225022

             (Check One): [ ] Form 10-K [ ] Form 20-F    [ ] Form 11-K
                          [X] Form l0-Q [ ] Form N-SAR

                        For Period Ended: September 30, 2004
                         [ ] Transition Report on Form 10-K
                         [ ] Transition Report on Form 20-F
                         [ ] Transition Report on Form l0-Q
                         [ ] Transition Report on Form N-SAR
               For the Transition Period Ended: _________________

      READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

ADDISON-DAVIS DIAGNOSTICS, INC.
FULL NAME OF REGISTRANT

FORMER NAME IF APPLICABLE

5655 LINDERO CANYON ROAD, SUITE 120,
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

WESTLAKE VILLAGE, CALIFORNIA 91362
CITY, STATE AND ZIP CODE

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/ /   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, l0-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The registrant is in the process of preparing and reviewing the financial information of the Company on a consolidated basis. The process of compiling and disseminating the information required to be included in the Form 10-QSB for the relevant period, as well as the completion of the required review of the Company's financial information on a consolidated basis, could not be completed without incurring undue hardship and expense. The registrant undertakes the responsibility to file such report no later than five days after its original date.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

FRED DELUCA         818-338-1510
---------------------------------------
(Name)   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                          ADDISON-DAVIS DIAGNOSTICS, INC.
                                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 15, 2004                  By: /s/ Fred Deluca
        -----------------                      -----------------------------
                                               Secretary